EXHIBIT 10.2

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of ________________, is between CULP, INC., a North Carolina corporation (the “Corporation”), and_________________ (“Recipient”).

Background Statement

The Corporation desires to grant to Recipient Restricted Stock Units (the “Units”) pursuant to the Culp, Inc. 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

STATEMENT OF AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.Grant of Units.  The Corporation hereby grants to Recipient ______ Units, ______ of which shall vest in accordance with Section 2(a) herein (the “Time-Based Units”) upon a final determination by the Compensation Committee (the “Committee”) of the satisfaction of the vesting conditions set forth herein and the number of Time-Based Units that have vested in connection therewith; and ______ of which shall vest in accordance with Section 2(b) herein (the “Performance-Based Units”) upon a final determination by the Committee of the satisfaction of the vesting conditions set forth herein and the number of Performance-Based Units that have vested in connection therewith, in each case pursuant to the terms set forth in this Agreement and the Plan.  Each Time-Based Unit shall entitle Recipient to receive, upon vesting thereof in accordance with this Agreement and the Plan, one (1) share of common stock, par value $0.05 per share, of the Corporation (“Common Stock”).  Each Performance-Based Unit shall entitle Recipient to receive, upon vesting thereof in accordance with this Agreement and the Plan, up to ______ shares of Common Stock.  Except as permitted by the Plan, the Units may not be assigned, pledged, hypothecated or transferred in any manner.  Recipient shall not have, with respect to any Units, any rights of a shareholder of the Corporation, including without limitation any right to vote as a shareholder of the Corporation or any right to receive distributions from the Corporation in respect of the Units.

Section 2.Vesting.

(a)Time-Based Units.  Except as may otherwise be provided in the Plan or this Agreement, the Time-Based Units shall vest in the amounts set forth below:

On _______________, 20_____________ shares of Common Stock

(b)Performance-Based Units.  Except as may otherwise be provided in the Plan or this Agreement, the Performance-Based Units shall vest in the amounts set forth below, depending upon the Cumulative Adjusted Operating Income of the Reporting Unit, as follows:

Level	Cumulative Adjusted Operating Income	Number of Shares

Entry Point (Threshold)	$____________ or below	0
Target	$____________	______
Maximum	$____________	______

For Cumulative Adjusted Operating Income amounts that are between the levels shown above, a pro rata number of shares will be awarded, calculated on a straight-line basis.

[The number of Performance-Based Units vested and shares awarded shall further be subject to the TSR moderator provisions contained in this paragraph.  The number of shares to be awarded as determined above shall be adjusted as follows:  (1)  if the Total Shareholder Return of the Corporation’s Common Stock during the Performance Period is, when compared to the Total Shareholder Returns of each company in the Peer Group Companies during the same period, at or above the top 75th percentile of the Total Shareholder Returns for the Peer Group Companies, the number of shares to be awarded shall be increased by 25%; provided, however, that in no event will the provisions of this paragraph result in the issuance of more than ___ shares per Performance-Based Unit; (2) if the Total Shareholder Return of the Corporation’s Common Stock during the Performance Period is, when compared to the Total Shareholder Returns of each company in the Peer Group Companies during the same period, at or below the bottom 25th percentile of the Total Shareholder Returns for the Peer Group Companies, the number of shares to be awarded shall be decreased by 25%; (3) if the Total Shareholder Return of the Corporation’s Common Stock during the Performance Period is, when compared to the Total Shareholder Returns of each company in the Peer Group Companies during the same period, between the 50th and 75th percentile of the Total Shareholder Returns for the Peer Group Companies, the number of shares to be awarded shall be increased by 1% for each incremental percentile increase above the 50th percentile (up to a cap of a 25% increase and a maximum of ___ shares per Performance-Based Unit); and (4) if the Total Shareholder Return of the Corporation’s Common Stock during the Performance Period is, when compared to the Total Shareholder Returns of each company in the Peer Group Companies during the same period, between the 25th and 50th percentile of the Total Shareholder Returns for the Peer Group Companies, the number of shares to be awarded shall be decreased by 1% for each incremental percentile decrease below the 50th percentile (with a cap of a 25% decrease).]1

(c)The Units will vest, and the associated number of shares will become issuable by the Corporation, upon final determination by the Committee of the number of Units that have vested and shares issuable in connection therewith pursuant to the terms set forth in this Agreement and the Plan; provided, however, that if the final determination of the satisfaction of the vesting conditions for any Units is made by the Committee prior to the Corporation’s filing with the Securities and Exchange Commission (“SEC”) of its annual report on Form 10-K that relates to the financial results for any portion of the applicable Performance Period with respect to any

1 Applies only to awards for Named Executive Officers (NEOs).

Performance-Based Units, then no Performance-Based Units will vest, and no Units (including Time-Based Units) will be issued, until after such filing is complete

(d)Notwithstanding the foregoing, all unvested Units (at the rate of one (1) share of Common Stock per Unit for Time-Based Units and at the number of shares at the Target level set forth above with respect to Performance-Based Units) shall immediately vest upon:

(i)termination of Recipient’s employment by reason of the death or Disability of Recipient; or

(ii)Recipient’s employment is terminated by the Corporation in anticipation of a Change of Control, or

(iii)Recipient is employed by the Corporation or an affiliate thereof at the time a Change of Control occurs, and at any time during the three-year period following such Change of Control (provided that the Units granted hereunder and related shares have not otherwise vested),

(1)Recipient’s employment is terminated by the Corporation or an affiliate thereof for any reason other than for death, Disability or Cause, or

(2)Recipient terminates his/her employment for Good Reason within one year following the initial existence of the conditions giving rise to such Good Reason.

Section 3.Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Cause” shall mean (i) the commission by Recipient of a felony (or crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Recipient of funds or other assets of the Corporation or its Subsidiaries or any other act of fraud with respect to the Corporation or its Subsidiaries (including without limitation the acceptance of bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by Recipient that causes significant harm to the Corporation or its Subsidiaries; or (iv) repeated instances of intoxication with alcohol or drugs while conducting business during regular business hours.

“Change of Control” shall have the meaning given to such term in the Plan.  In addition, for an award that vests according to Cumulative Adjusted Operating Income of a Division, “Change of Control” shall be deemed to have occurred upon consummation of a sale of all or substantially all of the assets of such Division by the Corporation to an unaffiliated third party.

“Cumulative Adjusted Operating Income” shall mean the total Operating Income of the Reporting Unit, excluding extraordinary and non-recurring items including restructuring and related charges, goodwill or fixed asset impairment charges, prepayment fees on debt, other extraordinary charges or credits, and the effects of acquisitions, and also excluding any other items that the Committee deems appropriate for exclusion, for the [three] fiscal years beginning ____________ and ending ____________ (the “Performance Period”).

“Disability” shall have the meaning given to such term in the primary disability benefit plan of the Corporation in which Recipient participates.  In the absence of any such plan, “Disability” shall mean any physical or mental impairment that renders Recipient unable to perform the essential functions of Recipient’s job with the Corporation and its Subsidiaries for a period of at least 120 days, either with or without reasonable accommodation.  At the Corporation’s request, Recipient shall submit to an examination by a duly licensed physician who is mutually acceptable to the Corporation and Recipient for the purpose of ascertaining the existence of a Disability, and shall authorize the physician to release the results of Recipient’s examination to the Corporation.

“Good Reason” shall mean, without Recipient’s express written consent, the existence of any of the following conditions unless such conditions are fully corrected within thirty days after Recipient notifies the Corporation of the existence of such conditions as hereinafter provided:

(a)a material diminution in Recipient’s authority, duties or responsibilities;

(b)a material diminution in the authority, duties or responsibilities of the supervisor to whom Recipient is required to report, including a requirement that Recipient report to a Corporation officer or employee instead of reporting directly to the Corporation’s board of directors;

(c)a material diminution in Recipient’s base salary, other than as a result of across-the-board salary reductions similarly affecting all management personnel of the Corporation; or

(d)a material change in the geographic location at which Recipient must regularly perform services for the Corporation.

Recipient shall notify the Corporation that he/she believes that one or more of the conditions described above exists, and of his/her intention to terminate employment for Good Reason as a result thereof, within sixty days after the time that he/she gains knowledge of such conditions.  Recipient shall not deliver a notice of termination of employment for Good Reason until thirty days after he/she delivers the notice described in the preceding sentence, and Recipient may do so only if the conditions described in such notice have not been fully corrected by the Corporation.

“Operating Income” shall mean operating income of the Reporting Unit as calculated and disclosed on the Reporting Unit’s financial statements for the fiscal years in question.

“Performance Period” shall mean the period over which Cumulative Adjusted Operating Income is measured, as set forth in the definition of Cumulative Adjusted Operating Income above.

[“Peer Group Companies” shall mean the list of peer companies approved and used by the Committee to analyze the Corporation’s pay practices and compensation levels, as in effect as of the date of the Committee’s approval of the grant of Units set forth herein and identified in Exhibit A attached hereto; provided, however, that if any company identified on Exhibit A is no longer used by the Committee as a peer company as of the last day of the Performance Period because such company is no longer a public company at such time, then such company shall be excluded from the Peer Group Companies for purposes of this Agreement.]2

Reporting Unit:  ____________ [or the ____________ Division (the “Division”)]

[“Total Shareholder Return” (TSR) shall mean the total value at the end of a specified period of a hypothetical $100.00 investment, made at the beginning of the specified period, in a stock or index, including increases in trading value and all dividends paid during the specified period of time.]3

Section 4.Settlement.  As soon as reasonably practicable following (i) a determination by the Corporation that all or part of the Units have vested pursuant to the terms of this Agreement, and (ii) the Corporation’s filing with the SEC of its annual report on Form 10-K that relates to the financial results for the applicable Performance Period for the Performance-Based Units granted hereunder, the Corporation shall issue directly to the Recipient shares of Common Stock with respect to all such Units that have vested.  Such shares of Common Stock shall not be treated as issued and outstanding until such shares have been issued by the Corporation in accordance with all applicable laws and the Corporation’s bylaws and articles of incorporation.  Any certificate(s) evidencing shares of Common Stock shall bear such legends as the Corporation shall determine to be necessary to comply with all laws, including all applicable federal and state securities laws.  All such shares of Common Stock issued pursuant to this Agreement shall be fully paid and nonassessable.

Section 5.Forfeiture.  All Units that do not vest pursuant to Section 2 shall automatically be cancelled and forfeited by Recipient effective as of the earlier to occur of (a) with respect to the Performance-Based Units, the first day after the end of the Performance Period (to the extent that Cumulative Adjusted Operating Income for the Reporting Unit is not sufficient to cause such Performance-Based Units to vest pursuant to the terms of this Agreement), (b) the termination by Recipient of his/her employment with the Corporation or its Subsidiaries for any reason, except as otherwise determined by the Committee, in its sole discretion (for example, under circumstances in which Recipient will continue providing Services to the Corporation as a director, consultant, or independent contractor following any such termination by Recipient, or such other circumstances as determined by the Committee), or (c) the termination by the Corporation of Recipient’s employment with the Corporation or its Subsidiaries for any reason (including with or without Cause) (each such event being referred to herein as a “Forfeiture Event”).  Upon the occurrence of a Forfeiture Event, all unvested Units

2 Applies only to awards for NEOs.
3 Applies only to awards for NEOs.

shall automatically, without further action by the Corporation or Recipient, be cancelled and forfeited.

Section 6.Tax Matters.

(a)Recipient shall promptly pay to the Corporation all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of any Units and the issuance of shares of Common Stock in respect thereof.  Subject to the approval of the Committee, Recipient may elect to satisfy this obligation by having the Corporation withhold shares of Common Stock that would otherwise be issued to Recipient with respect to any Units that have vested, which shares of Common Stock shall have a Fair Market Value (as of the date that the amount of the withholding requirement is to be determined) equal to the amount of such withholding requirement.  If Recipient fails to make such payments as required (whether in cash or having shares of Common Stock withheld), the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient all federal, state and local income, social security and payroll taxes of any kind required by law to be withheld with respect to the vesting of Units and the issuance of shares of Common Stock in respect thereof.

(b)Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if Recipient is entitled under any agreement or arrangement (including, without limitation, this Agreement) to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) but for the operation of this sentence, then the amount of all such payments shall be reduced, as determined by the Corporation, to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Recipient that are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, not to exceed 2.99 times Recipient’s “base amount,” all within the meaning of Section 280G of the Code and the regulations promulgated thereunder.  The parties intend for the immediately preceding sentence to be interpreted and applied so as to prevent Recipient from receiving, with respect to a Change of Control, an excess parachute payment within the meaning of Section 280G of the Code.

Section 7.Clawback.

(a)If the Corporation’s reported financial or operating results become subject to a material negative restatement, the Committee may require Recipient to pay to the Corporation an amount corresponding to each award to the Recipient under this Agreement, or otherwise return such Units or Common Stock, that the Committee determines would not have been vested or paid if the Corporation’s results as originally published had been equal to the Corporation’s results as subsequently restated; provided that any requirement or claim under this Section 7(a) must be made, if at all, within five years after the date the amount claimed was originally vested or paid, whichever is later.

In the alternative, the Committee may require Recipient to repay or return compensation awarded hereunder pursuant to such rules as may be adopted from time to time pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent applicable.  By acceptance of any award or Units hereunder, Recipient expressly acknowledges and agrees that any and all Units or Common Stock, as well as the equivalent cash value thereof with respect to any and all such Units or Common Stock, that have become vested, exercised, free of restriction or otherwise released to and/or monetized by or for the benefit of the Recipient or any transferee or assignee thereof (collectively, the “Award-Equivalent Value”), are and will be fully subject to the terms of any policy regarding repayment, recoupment or clawback of compensation now or hereafter adopted by the Corporation in response to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, rulemaking of the Securities and Exchange Commission or otherwise.  Recipient acknowledges and agrees that any such policy will apply to any and all Units or Common Stock, and Award-Equivalent Value in accordance with its terms, whether retroactively or prospectively, and agrees to cooperate fully with the Corporation to facilitate the recovery of any Units or Common Stock and/or Award-Equivalent Value that the Committee determines in its sole discretion is required to be recovered pursuant to the terms of such policy.

The obligations of Recipient to make payments or return Common Stock under this Section 7(a) are independent of any involvement by such Recipient in events that led to the restatement.  The provisions of this Section (a) are in addition to, not in lieu of, any remedies that the Corporation may have against any persons whose misconduct caused or contributed to a need to restate the Corporation’s reported results.

(b)If at any time within three years of the vesting or payment of any award to Recipient under this Agreement, whichever is later, Recipient’s employment is terminated for Cause (or, if such termination is deemed not to be for Cause, but the Corporation determines at any time during such three-year period that the Corporation could have terminated Recipient’s employment for Cause based on Recipient’s conduct during his or her time of employment with the Corporation), then if any part of the underlying conduct giving rise to such determination of Cause by the Corporation took place at any time during the applicable vesting period for each such award, as specified in this Agreement, then the Committee may require Recipient to pay to the Corporation an amount corresponding to each award that vested or was paid to Recipient pursuant to this Agreement, or to otherwise return such Units or Common Stock.

By acceptance of any award or Units hereunder, Recipient expressly acknowledges and agrees that any and all Units or Common Stock, as well as the Award-Equivalent Value thereof, are and will be fully subject to the terms of the foregoing clawback provision, and agrees to cooperate fully with the Corporation to facilitate the recovery of any Units or Common Stock and/or Award-Equivalent Value that the Committee requires to be recovered pursuant to the foregoing.

Section 8.Miscellaneous.

(a)Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

(b)Entire Agreement; Amendment and Waiver.  This Agreement and the Units granted hereunder shall be subject to the terms of the Plan, which hereby is incorporated into this Agreement as though set forth in full herein.  Recipient hereby acknowledges receipt of a copy of the Plan.  This Agreement and the Plan reflect the entire agreement between the parties hereto and supersede any prior or contemporaneous written or oral understanding or agreement regarding the subject matter hereof.  This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)Assignment; Binding Effect.  Except as permitted by the Plan, this Agreement and the Units granted hereunder may not be assigned, pledged, hypothecated or transferred by Recipient in any manner.  This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(d)No Right to Employment.  Nothing in this Agreement shall confer on Recipient any right to continue in the employ of the Corporation or any of its Subsidiaries.

(e)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic device shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic device shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart of this Agreement shall not affect the validity, enforceability and binding effect of this Agreement.

(f)Notices.  Any notice hereunder to the Corporation shall be addressed to the Corporation’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Recipient shall be addressed to Recipient at his/her last address in the records of the Corporation, subject to the right of either party to designate at any time hereafter in writing a different address.  Any notice shall be deemed to have been given when delivered personally, one (1) day after dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

[Signature page is the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

CULP, INC.,
a North Carolina corporation

By:
Name:
Title:

RECIPIENT

EXHIBIT A

Peer Group Companies

[_______]